Exhibit 10.22

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (“Restated Credit Agreement”) is made and entered into effective as of February     , 2004 (“Effective Date”), by and between NORTHWEST PIPE COMPANY, an Oregon Corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

A. Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 30, 2001, as amended by:

•	First Amendment to Credit Agreement dated April 5, 2002 (“First Amendment”);

•	Second Amendment to Credit Agreement dated June 30, 2002 (“Second Amendment”);

•	Third Amendment to Credit Agreement dated September 30, 2002 (“Third Amendment”);

•	Fourth Amendment to Credit Agreement dated May 30, 2003 (“Fourth Amendment”);

•	Fifth Amendment to Credit Agreement dated June 30, 2003 (“Fifth Amendment”);

•	Sixth Amendment to Credit Agreement dated July 31, 2003 (“Sixth Amendment”);

•	Seventh Amendment to Credit Agreement dated September 15, 2003 (“Seventh Amendment”); and

•	Eighth Amendment to Credit Agreement dated November 19, 2003 (“Eighth Amendment”).

B. Borrower and Bank intend to amend the Credit Agreement and restate it in its entirety so that this Restated Credit Agreement supersedes and replaces the original Credit Agreement and the First through Eighth Amendments in their entirety pursuant to the commitment of Bank to Borrower, which Borrower accepted, dated November 19, 2003 (“Bank Commitment”). All terms used with an initial capital letter herein shall have the meanings set forth in this Restated Credit Agreement.

C. Section 3(a) of the Fourth Amendment contemplated Borrower obtaining Take Out Financing (as defined in the Fourth Amendment) to (1) repay the Term Loan (as defined in the Fourth Amendment) and (2) reduce the outstanding principal balance of the Line of Credit (as defined in the original Credit Agreement).

D. Borrower, Prudential Investment Management, Inc. (“PIM”) and The Prudential Insurance Company of America (“Prudential”) are entering into that Note Purchase and Private Shelf Agreement dated as of the date hereof (as the same from time to time may be amended, supplemented or otherwise modified (the “Prudential Note Agreement”) pursuant to which, subject to the terms and conditions set forth therein, (1) Borrower has agreed to issue and sell to Prudential, and Prudential has agreed to buy from Borrower, its 8.75% Series A Senior Secured Notes due February     , 2014, in the total aggregate principal amount of $15,000,000 (the “Prudential Series A Notes”) and (2) Prudential and Prudential Affiliates (as defined in the Intercreditor Agreement) are willing to consider, in their sole discretion and within limits which may be authorized for purchase by them from time to time, the purchase of Borrower’s additional senior secured promissory notes in the total aggregate principal amount not to exceed $25,000,000 (the “Prudential Shelf Notes”; the Prudential Series A Notes and the Prudential Shelf Notes are referred to collectively as the “Prudential Notes”). The holders of the Prudential Notes are sometimes hereinafter collectively referred to as the “Prudential Note Holders.”

E. A total of $15,000,000 of the proceeds of the Prudential Series A Notes shall be paid to Bank to satisfy the $8,500,000 Term Loan and reduce the outstanding principal balance of the Line of Credit by $6,500,000. In consideration of the same, Bank is prepared to extend the maturity date of the Line of Credit and make other modifications to the original Credit Agreement as hereinafter set forth.

F. Borrower entered into a (1) Note Purchase Agreement dated November 1, 1997, between Borrower and Massachusetts Mutual Life Insurance Company, CM Life Insurance Company, Nationwide Life Insurance Company and London Life Insurance Company, as amended (and as the same may be further amended, supplemented or otherwise modified from time to time, the “1997 Note Purchase Agreement”), pursuant to which Borrower has issued its 6.87% Senior Notes due November 15, 2007, in the aggregate original principal amount of $35,000,000 (the “1997 Notes”) and (2) Note Purchase Agreement dated April 1, 1998, between Borrower and Allstate Life Insurance Company, United of Omaha Life Insurance Company, Companion Life Insurance Company, Nationwide Life Insurance Company, Massachusetts Mutual Life Insurance Company, CM Life Insurance Company and MML Bay State Life Insurance Company, as amended (and as the same may be further amended, supplemented or otherwise modified from time to time, the “1998 Note Purchase Agreement”), pursuant to which Borrower has issued its 6.63% Series A Senior Notes due April 1, 2005, in the aggregate original principal amount of $10,000,000 (the “1998 Series A Notes”) and its 6.91% Series B Senior Notes due April 1, 2008, in the aggregate original principal amount of $30,000,000 (the “1998 Series B Notes” and, together with the 1998 Series A Notes, the “1998 Notes”). The 1997 Note Purchase Agreement and the 1998 Note Purchase Agreement, are sometimes hereinafter collectively referred to as the “1997-98 Note Purchase Agreements” and the 1997 Notes and the 1998 Notes are sometimes hereinafter collectively referred to as the “1997-1998 Notes”. Borrower advised Bank that the holders of the 1997 Notes and the 1998 Notes (collectively, the “1997-98 Note Holders”) agreed to modify certain covenants in the 1997-98 Note Purchase Agreements relating to the pledging of collateral in consideration for the Prudential Notes, the receipt of collateral and in consideration for the additional commitments to be made by Bank as set forth herein.

G. Bank, PIM, Prudential and the 1997-98 Note Holders will, as a condition to their respective commitments to Borrower (including those commitments of Bank set forth herein), negotiate and enter into an intercreditor and collateral agency agreement (“Intercreditor Agreement”) in form and substance acceptable to Bank, PIM, Prudential and the 1997-98 Note Holders in their sole discretion.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Restated Credit Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including December 31, 2006, not to exceed at any time the aggregate principal amount of Thirty Five Million Dollars ($35,000,000) (“Line of Credit”), the proceeds of which shall be used for working capital and general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a restated promissory note, substantially in the form of Exhibit “A” attached hereto (“Restated Line of Credit Note”), all terms of which are incorporated herein by this reference. The Restated Line of Credit Note now matures on January 2, 2007 (“Maturity Date”), and bears interest as follows: Bank’s Prime Rate, fully floating, or LIBOR (as detailed in the Restated Line of Credit Note), interest payable monthly, with applicable margin determined according to the following schedule:

Ratio of Consolidated Total Debt/ Consolidated EBITDA (as hereinafter defined)	Prime Margin	Libor Margin	Unused Fee
> 3.50:1 and greater	1.00%	3.50%	50 bp
> 3.00:1 and <= 3.50:1	0.75%	3.25%	37.5 bp
> 2.50:1 and <= 3.00:1	0.50%	3.00%	25 bp
> 2.00:1 and <= 2.50:1	0.25%	2.75%	25 bp
> 1.50:1 and <= 2.00:1	0.00%	2.50%	25 bp
<= 1.50:1	-0.25%	2.25%	25 bp

The “Prime Rate” is a base rate that Bank from time to time establishes and that serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto; this Prime Rate is not necessarily the lowest rate that Bank changes to its most creditworthy customers. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Bank. Interest shall be computed on the basis of a 360 day year, actual days elapsed, and shall be payable at the times and place set forth in the Restated Line of Credit Note or other instrument or document executed by Borrower to evidence any extension of credit by Bank.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower to finance Borrower’s self insurance for worker’s compensation and for letter of credit deposits for other insurance (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided, however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Nine Million Dollars ($9,000,000). No Letter of Credit shall have an expiration date subsequent to the Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each draft paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Restated Credit Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such draft is paid to the date such amount is fully repaid by Borrower, at the Prime Rate-based rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such draft. The letter of credit issued by Bank in connection with the Bonds (as defined below) is not subject to this Restated Credit Agreement and is not included in the calculation of the $9,000,00 subfeature limit described above.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit, borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein, in the Restated Line of Credit Note or in the Intercreditor Agreement; provided, however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(d) Security Interest. As security for all indebtedness of Borrower to Bank under the Line of Credit, Borrower shall grant to Bank, as collateral agent (“Collateral Agent”) under the Intercreditor Agreement, security interests, according to the Amended and Restated Security Agreement identified therein (“Security Agreement”), as follows:

(i) First priority in all of Borrower’s assets, including a first lien on all existing and subsequently acquired accounts receivable, inventory, equipment, and intangibles, plus to the extent all consents that are required are obtained from the holder(s) of the first lien and any other third parties that must consent thereto, a second lien (as long as the existing first lien remains in place) on the collateral (the “IDB Collateral”) for an existing Letter of Credit to support a master letter of credit which secures those certain industrial revenue bonds described as California Statewide Communities Development Authority Weekly Adjustable/Fixed Rate Industrial Development Bonds Series 1990 (Northwest Pipe & Casing Company Project) (the “Bonds”). Subject to Section 1.1(d)(ii), the security interest shall not include (A) mortgage liens upon Borrower’s real property, fixtures or improvements or (B) any assets listed in Schedule 1.1(d)(i).

(ii) Bank may require, at any time after the Effective Date, that Borrower grant to Bank, as Collateral Agent, first liens on all real property, fixtures and/or improvements owned by Borrower (other than any real property that is part of the IDB Collateral which may be a second lien as long as the existing first lien remains in place), in accordance with documents acceptable to Bank and all at Borrower’s sole cost and expense. Prior to granting such liens, Bank may require Borrower to provide, at Borrower’s sole cost and expense, such reports and studies as Bank deems prudent in relationship to the land, including, but not limited to, appraisals, environmental assessments, title searches, surveys, engineering reports and other studies. Borrower shall also supply appropriate extended coverage ALTA Lenders’ Policies of Title Insurance (based on the fair market value of such properties and subject to such exceptions to title as Bank may reasonable approve), along with such title endorsements as Bank may deem prudent and along with such tax service contracts as Bank shall require, to remain in effect as long as such real property secures any obligations of Borrower to Bank as required hereby. Legal opinions of Borrower’s counsel shall also be supplied to Bank in a form similar to those required under Section 3.1(b)(ix).

(iii) Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including, without limitation, filing and recording fees and costs of appraisals and audits.

(e) Intercreditor Agreement. Pursuant to the Prudential Note Agreement and the 1997-98 Note Purchase Agreements, the security interests referenced above shall also secure the obligations of Borrower under the Prudential Note Agreement, the Prudential Notes, and the obligations of Borrower under the 1997-98 Note Purchase Agreements and the 1997-98 Notes. The Intercreditor Agreement appoints Bank as Collateral Agent for itself, the Prudential Note Holders and the 1997-98 Note Holders and sets forth provisions acceptable to Bank, PIM, Prudential and the 1997-98 Note Holders regarding (i) subsequent advances and prepayments by each creditor, (ii) voting percentages and supermajority voting percentages for taking certain actions following an event of default, (iii) formulas for sharing proceeds from an enforcement action, (iv) formulas for sharing foreclosure expenses including a reasonable fee to Bank for serving as Collateral Agent, (v) assigning to each creditor any risks allocated to bankruptcy preferences that result from each creditor’s circumstances and (vi) such other matters as each of the creditors believes important to protect its interests.

(f) Limitation on Borrowings. Outstanding borrowings under the Line of Credit (including outstanding Letters of Credit), to a maximum of the principal amount set forth above, shall not exceed an aggregate of (i) eighty percent (80%) of Borrower’s eligible accounts receivable, (ii) fifty percent (50%) of the value of Borrower’s eligible inventory and (iii) thirty percent (30%) of Borrower-owned net property, plant and equipment at book value determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”) (collectively, “PPE”) in which Bank has a perfected security interest of first priority less (A) PPE not located in the United States and (B) all rolling stock, furniture and fixtures. All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower’s gross sales for said period. If such dilution of Borrower’s accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower’s gross sales for said period or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower’s accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower’s eligible accounts receivable.

As used herein, “eligible accounts receivable” shall consist solely of trade accounts (exclusive of amounts to be collected by Borrower and paid to third parties, including, but not limited to, amounts to pay sales, use and other similar taxes, costs of shipping and handling, governmental duties and fees and similar items) created in the ordinary course of Borrower’s business, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, other than the obligation to provide future deliveries under phased purchase contracts, and in which Bank has a perfected security interest of first priority, and shall not include, unless agreed to by Bank in writing and in advance:

(i) any account which is more than sixty (60) days past due, except with respect to any account for which Borrower has provided extended payment terms not to exceed one hundred eighty (180) days and any such extended payment account is more than thirty (30) days past due;

(ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii) any account which represents an obligation of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank’s satisfaction);

(iv) any account which represents an obligation of an account debtor located in a foreign country other than an account debtor located in the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Saskatchewan, the Yukon Territory, or other jurisdiction approved in advance and in writing by Bank, as long as, in Bank’s determination, such Canadian or other jurisdictions recognize Bank’s first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank;

(v) any account, which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(vi) that portion of any account, which represents retention rights on the part of the account debtor;

(vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower’s accounts from such account debtor are not eligible pursuant to clause (i) above and for the purposes of this test, 120 days shall be substituted for 60 in clause (i);

(viii) that portion of any account from an account debtor which represents the amount by which Borrower’s total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower’s total accounts; and

(ix) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor to be unsatisfactory.

As used herein, “eligible inventory” shall consist solely of inventory acquired or manufactured in the ordinary course of Borrower’s business and in which Bank has a perfected security interest of first priority and shall be inclusive of costs and estimated earnings in excess of billings on uncompleted contracts, but shall not include:

(A) work in process and inventory that is obsolete, unsaleable or damaged;

(B) parts and supplies;

(C) propane tank inventory that is not accounted for at any specific United States location; or

(D) any inventory not located in the United States.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate(s) of interest set forth in the Restated Line of Credit Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Restated Line of Credit Note.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to the amount set forth in the fourth column in the table in Section 1.1(a) above (per annum [computed on the basis of a 360-day year, actual days elapsed]) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within five (5) days after each billing is sent by Bank.

(d) Letter of Credit Fees. Borrower shall pay to Bank fees (i) upon the issuance of each Letter of Credit equal to one and three quarters percent (1.75%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof and (ii) upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

(e) Arrangement Fee. A nonrefundable arrangement fee for advice and assistance in arranging for the Prudential Note Agreement in an amount equal to $402,500, one-half of which was earned upon acceptance by Borrower of the commitment dated November 18, 2003, from PIM, which Borrower accepted (“Pru-Commitment”), and is now due and payable and the other one-half which is due on the Effective Date.

(f) Collateral Agent Fee. Borrower shall pay to Bank a Collateral Agent fee in an amount equal to (i) $2,500 per calendar month plus (ii) Bank’s actual out of pocket expenses in serving as Collateral Agent under the Intercreditor Agreement (although the amounts under clause [ii] shall not be due until ten (10) days after Bank bills Borrower for the same).

(g) Other Fees. Borrower shall pay such other fees as currently provided for in this Restated Credit Agreement or in the Intercreditor Loan Documents

SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and fees due hereunder by charging Borrower’s deposit account number 4496887373 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4. GUARANTIES. All indebtedness of Borrower to Bank shall be guaranteed jointly and severally by any Subsidiary (as hereinafter defined) organized under the laws of any state or territory of the United States of America, now existing or hereafter formed or acquired, which is required under GAAP to be included in Borrower’s consolidated financial statements, (referred to hereinafter as, individually, a “Domestic Subsidiary,” and collectively as the “Domestic Subsidiaries”) in the principal amount of Thirty Five Million Dollars ($35,000,000) each, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank; provided, however, that Bank will not require that the Subsidiaries listed in Schedule 2.1 execute guaranties on the Effective Date or join in the Security Agreement, but Bank reserves the right to require such guaranties and joinder within ten (10) days after any determination by the Bank that (a) the book value of the assets of Borrower (exclusive of its Subsidiaries), as at the end of the most recently ended fiscal quarter, does not constitute at least ninety percent (90%) of the book value of the assets of Borrower and its Subsidiaries on a consolidated basis, as at the end of the most recently ended fiscal quarter, or (b) the Consolidated

EBITDA (determined solely with respect to Borrower [exclusive of its Subsidiaries]) for the most recently ended four consecutive fiscal quarters does not constitute at least ninety percent (90%) of the Consolidated EBITDA for the most recently ended four consecutive fiscal quarters. If guaranties are required as above provided, then Borrower shall cause such Subsidiaries, as Bank may select, to execute guaranties and joinder agreements, along with appropriate authorizing resolutions, to the extent necessary so that (i) the book value of the assets of Borrower (inclusive of those Subsidiaries that execute garnaties and exclusive of those Subsidiaries that do not) constitute at least 90% of the book value of the assets of Borrower and all of its Subsidiaries on a consolidated basis and (ii) the Consolidated EBITDA (determined solely with respect to Borrower [inclusive of those Subsidiaries that execute guaranties and exclusive of those Subsidiaries that do not]), constitutes at least 90% of the Consolidated EBITDA.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Except as set forth in Schedule 2 attached to this Restated Credit Agreement, Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Restated Credit Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Restated Credit Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and validly existing under the laws of the state of Oregon, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on the operations, business or condition (including financial condition) of Borrower and Subsidiaries, taken as a whole, with “Subsidiaries” (as defined in Section 4.9(b). Except as set forth in Schedule 2.1, as of the date hereof, Borrower has no Subsidiaries that would be required under GAAP to be consolidated with Borrower.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Restated Credit Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) and the Intercreditor Loan Documents (as hereinafter defined) to which Borrower is a party have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof, will constitute legal, valid and binding agreements and obligations of Borrower or the Subsidiary which executes the same, enforceable in accordance with their respective terms against Borrower and the Subsidiary.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents and Intercreditor Loan Documents and by Domestic Subsidiaries of the guaranties do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or Bylaws of Borrower or any Domestic Subsidiary, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower or any Domestic Subsidiary may be bound.

SECTION 2.4. LITIGATION. There are no pending or, to the best of Borrower’s knowledge, threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material effect on Borrower or its Subsidiaries, other than those disclosed in Schedule 2.4 attached to this Restated Credit Agreement.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated December 31, 2002, and the unaudited nine-month interim financial statements of Borrower dated September 30, 2003 (“Interim Statements”), true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower and Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP; provided, however, that the Interim Statements are subject to year end notes and adjustments. Borrower also provided to Bank copies of calendar year 2003—2006 (quarterly through 2004 and annually thereafter) projections dated August 29, 2003 (collectively, the “Projections”); although Bank understands that (i) Borrower has not met those Projections as of the Effective Date and further revisions to them will be made and (ii) a failure to meet the Projections alone shall neither constitute an Event of Default nor a material adverse change. Since the date of the Interim Statements, there has been no material adverse change in the financial condition of Borrower on any Subsidiary, nor has Borrower or any Subsidiary mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties, except (A) the security interests in favor of the Prudential Note Holders, the 1997-98 Note Holders and Bank as provided for in the Intercreditor Loan Documents and (B) as otherwise listed in Schedule 1.1(d).

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any Subsidiary’s income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or a Domestic Subsidiary is a party or by which Borrower or a Domestic Subsidiary may be bound that requires the subordination in right of payment of any of Borrower’s or a Domestic Subsidiary’s obligations to Bank to any other obligation of Borrower except as set forth in the Intercreditor Agreement.

SECTION 2.8. PERMITS, FRANCHISES. Borrower and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. To the best of Borrower’s knowledge, Borrower and each Domestic Subsidiary is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); neither Borrower nor any Domestic Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or a Domestic Subsidiary; Borrower and each Domestic Subsidiary has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation and there are no California Board of Equalization filings against Borrower or any present Subsidiary.

SECTION 2.11. ENVIRONMENTAL MATTERS. Borrower and each Subsidiary is in compliance in all material respects with all applicable federal and state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, with respect to Borrower and Domestic Subsidiaries, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any Subsidiary has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit to Borrower under this Restated Credit Agreement (as opposed to under the original Credit Agreement as amended by the First through Eighth Amendments) is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank under the terms of this Restated Credit Agreement shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i) This Restated Credit Agreement and each promissory note or other instrument required hereby.

(ii) Restated Line of Credit Promissory Note.

(iii) Guaranties (to the extent required by Bank).

(iv) Certificates of Incumbency.

(v) Borrowing and Guaranty Resolutions (with Guaranty Resolutions only being required if Guaranties of Subsidiaries are required).

(vi) Certificate of Existence for Borrower in the state of Oregon and good standing certificates for Borrower for each state in which Borrower is authorized to transact business (all such certificates to be issued no earlier than ten (10) business days prior to the Effective Date) and similar certificates for each Domestic Subsidiary.

(vii) Intercreditor Agreement and each security agreement and other instrument, document or certification required thereunder (sometimes hereinafter collectively, the “Intercreditor Loan Documents”).

(viii) Receipt of a Certificate of the Chief Executive Officer and Chief Financial Officer of Borrower, which shall be current as of the Effective Date and include (A) a schedule of all capital and operating leases (“Lease Schedule”), including the Master Lease Agreement dated as of May 30, 2001, between GECC as lessor and Borrower as lessee, to which Borrower is a party and which schedule shall be attached to the Officer’s Certificate and shall contain (1) a description of the lease agreement and all amendments and waivers thereto, (2) the name of the lessor, (3) the total commitment under the lease, (4) the monthly rental payment required by the lease, (5) the net monthly rental expense recorded by Borrower for GAAP purposes, (6) an explanation of any difference between the actual cash rental payment and the amount expensed for GAAP purposes, (7) a schedule of all equipment leased under each such lease, (8) a listing of any known defaults under the Master Lease Agreement, and (9) the lease termination date and (B) a schedule of all indebtedness owed by Borrower listing the name of lender, principal balance, interest rate, maturity date and annual payments of debt other than to Bank.

(ix) Opinions from Borrower’s outside legal counsel to Bank and its outside legal counsel on the Effective Date regarding (A) the due organization and valid existence of Borrower and its Domestic Subsidiaries (if they are parties to any of the Loan Documents or any of the Intercreditor Loan Documents) and the authorization of Borrower and its Domestic Subsidiaries (if they are parties to any of the Loan Documents or the Intercreditor Loan Documents) to execute this Restated Credit Agreement and all other related Loan Documents and Intercreditor Loan Documents, (B) the enforceability of such documents, including a perfection opinion, (C) the absence of known defaults under other agreements binding upon Borrower and its Domestic Subsidiaries (if they are parties to any of the Loan Documents or the Intercreditor Loan Documents), both as of the Effective Date and as a result of entering into the

Loan Documents and the Intercreditor Loan Documents, (D) usury, (E) the absence of litigation or threatened litigation to the knowledge of such counsel and (F) such other items as Bank may reasonably require in such opinion. The opinion may contain customary assumption, qualifications and limitations.

(x) A collateral examination to be conducted at Borrower’s expense (not to exceed $10,000).

(xi) Such other documents as Bank may require under any other Section of this Restated Credit Agreement or under the Bank Commitment.

(c) Financial Condition. There shall have been no material adverse change in the operations, business or condition (including financial condition) of Borrower and Subsidiaries taken as a whole since the date of the Interim Statements.

(d) Uniform Commercial Code Search. Bank, PIM, Prudential and the 1997-98 Note Holders must have reviewed and approved the results of a Uniform Commercial Code Search conducted in each state in which Borrower transacts business and the state in which Borrower was organized (if Borrower does not transact business in that state).

(e) GECC Financing Statements. Borrower will provide Bank with evidence of the filing of appropriate UCC filings executed or authorized by General Electric Credit Corporation, or its assignee, that are approved by Bank and implement the amendments outlined in the undated correspondence from Anthony Lange, Risk Analysis at GE Capital, responding to Borrower’s correspondence of December 13, 2002 (i.e, an amendment to reflect that the lien filings in favor of GECC only cover collateral at the Houston, Denver and Portland locations of Borrower as of the date of such filings [and the same collateral as it may be moved from those locations to other locations after the date of those lien filings]). Borrower shall also provide evidence to Bank that the Cross Collateral/Cross Default Agreement was amended in accordance with the third paragraph of that correspondence.

(f) Legal Fees. Borrower will reimburse Bank for all of Bank’s reasonable legal fees and expenses, including, without limitation, those of its outside counsel, along with any and all filing fees and other fees and expenses, incurred in connection with (i) the transaction contemplated under this Restated Credit Agreement and under the Intercreditor Agreement, (ii) all prior amendments to the original Credit Agreement (to the extent not previously paid), and (iii) the Bank Commitment, the Prudential Note Agreement and the 1997-98 Note Purchase Agreements.

(g) Prudential Credit Facility. Borrower shall have closed the Prudential Series A Notes with Prudential in accordance with the terms of the Pru-Commitment.

(h) Term Loan Payoff. The Term Loan shall be been paid in full from the proceeds of the Prudential Series A Notes.

(i) 1997-98 Note Holders. The 1997-98 Note Holders must have entered in to the Intercreditor Loan Documents to which they are parties and waived certain negative covenants in the 1997-98 Note Purchase Agreements, relating to the pledging of collateral in consideration for the Prudential Note Agreement, the receipt of collateral and in consideration for the additional commitments to be made by Bank as set forth herein, all as evidenced by documentation delivered by Borrower to, and otherwise acceptable to, Bank, PIM and Prudential.

(j) Credit Checks. Bank shall have conducted and shall be satisfied with the results of an updated credit check on Borrower and all other persons and entities that directly or indirectly own or control Borrower.

(k) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all of Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank as Collateral Agent, including, without limitation, policies of fire and extended coverage insurance covering all real property even though such real property will not initially be part of the collateral required hereby, with replacement cost endorsements, and such policies of insurance against specific hazards affecting any such real property as may be required by governmental regulation or Bank. The current insurance provided by Borrower is acceptable to Bank (although such insurance shall now identify Bank as Collateral Agent) but Bank reserves the right to require an expansion in the form, scope and amount of coverage based on the results of the collateral examinations and appraisals described in Sections 1.1(d)(ii) and 3.1(b)(x) and, in all events, shall be entitled to coverage no less favorable than that required by PIM, Prudential and the 1997-98 Note Holders.

(l) Bank Commitment. Borrower shall have satisfied and fulfilled all other terms and conditions set forth in the Bank Commitment.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents and Intercreditor Loan Documents shall be true on the Effective Date and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Borrowing Base. Borrower, at all times, must have been in full compliance with the borrowing base standards set forth in Section 1.1(f).

(c) Documentation. Bank shall have received all additional documents that may be required in connection with the restatement of the credit facility and the entering into of the Intercreditor Agreement with PIM, Prudential and the 1997-98 Note Holders.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that as long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents or Intercreditor Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and shall cause each Subsidiary to, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents and Intercreditor Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books, and records, to make copies of the same, and to inspect the real and personal property of Borrower and/or any Subsidiary.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) As soon as available, and in any event within one hundred and five (105) days after the end of each fiscal year of Borrower, the Annual Report and 10-K report of Borrower. Unless already included within the annual report and 10-K report, Borrower will deliver to Bank, as soon as available, and in any event within one hundred and five (105) days after the end of each fiscal year of Borrower, the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of changes in financial position of Borrower and its Subsidiaries for such fiscal year, accompanied by the audit report thereon by independent certified public accountants selected by Borrower and reasonably acceptable to Bank (which reports shall be prepared in accordance with GAAP and shall not be qualified by reason of qualified or restricted examination of any material portion of the records of Borrower or any Subsidiary and shall contain no disclaimer of opinion or adverse opinion except such as Bank, in its sole discretion, determines to be immaterial);

(b) As soon as available and, in any event, within one hundred and five (105) days after the end of each fiscal year of Borrower, a copy of the unaudited division and product line consolidating income statements of Borrower and Subsidiaries as of the end of such fiscal year;

(c) As soon as available and, in any event, within sixty (60) days after the end of each fiscal quarter of Borrower, except for fiscal year end, the 10-Q report of Borrower. Unless already included within the 10-Q report, Borrower will deliver to Bank, as soon as available and, in any event, within sixty (60) days after the end of each such fiscal quarter, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter. At the same time, Borrower shall deliver to Bank the division and product line consolidating income statements of Borrower and Subsidiaries, as of the end of such fiscal quarter, along with a certification that Borrower is in compliance with each of the financial covenants set forth in Section 4.9, which certification shall be accompanied by calculations to support such conclusions;

(d) Contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of Chief Financial Officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, together with calculations demonstrating compliance with financial covenants;

(e) From time to time such other information as Bank may reasonably request; and

(f) To the extent not covered by items (a) through (e) above, contemporaneously with delivery to PIM, Prudential and/or the 1997-98 Note Holders, copies of all financial and other reports delivered to PIM, Prudential and/or the 1997-98 Note Holders under the terms of their respective credit and/or loan agreements.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower and each Subsidiary is organized and/or which govern Borrower’s or such Subsidiary’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, Subsidiaries and their business.

SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower and its Subsidiaries, including, but not limited to, fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect. Additionally, Borrower shall maintain such additional insurance as may required under the Intercreditor Loan Documents.

WARNING: UNLESS YOU PROVIDE US WITH EVIDENCE OF THE INSURANCE COVERAGE AS REQUIRED BY OUR CONTRACT OR LOAN AGREEMENT, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTEREST. THIS INSURANCE MAY, BUT NEED NOT, ALSO PROTECT YOUR INTEREST. IF THE COLLATERAL BECOMES DAMAGED, THE COVERAGE WE PURCHASE MAY NOT PAY ANY CLAIM YOU MAKE OR ANY CLAIM MADE AGAINST YOU. YOU MAY LATER CANCEL THIS COVERAGE BY PROVIDING EVIDENCE THAT YOU HAVE OBTAINED PROPERTY COVERAGE ELSEWHERE.

YOU ARE RESPONSIBLE FOR THE COST OF ANY INSURANCE PURCHASED BY US. THE COST OF THIS INSURANCE MAY BE ADDED TO YOUR CONTRACT OR LOAN BALANCE. IF THE COST IS ADDED TO YOUR CONTRACT OR LOAN BALANCE, THE INTEREST RATE ON THE UNDERLYING CONTRACT OR LOAN WILL APPLY TO THIS ADDED AMOUNT. THE EFFECTIVE DATE OF COVERAGE MAY BE THE DATE YOUR PRIOR COVERAGE LAPSED OR THE DATE YOU FAILED TO PROVIDE PROOF OF COVERAGE.

THE COVERAGE WE PURCHASE MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE YOU CAN OBTAIN ON YOUR OWN AND MAY NOT SATISFY ANY NEED FOR PROPERTY DAMAGE COVERAGE OR ANY MANDATORY LIABILITY INSURANCE REQUIREMENTS IMPOSED BY APPLICABLE LAW. (Each reference to “you” and “your” shall refer to Borrower and each reference to “us” and “we” shall refer to Bank.)

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s and each Subsidiary’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or any Subsidiary may in good faith contest or as to which a bona fide dispute may arise and (b) for which Borrower or such Subsidiary has made provision, to Bank’s satisfaction, for eventual payment thereof if Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary with a single claim in excess of $250,000 or a series of related claims that aggregate to $1,000,000 or more.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows in accordance with GAAP (except to the extent modified by the definitions herein):

(a) Consolidated Tangible Net Worth. Borrower will not permit Consolidated Tangible Net Worth to fall below the sum of (a) $101,000,000 plus (b) 50% of positive net income for each quarter ended subsequent to 9/30/03 plus (c) 100% of net proceeds of any equity offerings. “Consolidated Tangible Net Worth” shall mean consolidated shareholders’ equity, less goodwill and other intangible assets.

(b) Consolidated Total Debt to Consolidated EBITDA. (i) Borrower will not, on the dates specified below, permit (A) the ratio of Consolidated Total Debt onsuch dateto (B) Consolidated EBITDA for the period of four consecutive fiscal quarters of Borrower then most recently ended, to be greater than the applicable amount set forth below:

Ratio	Date
5.00:1.00	12/31/2003[1]
4.15:1.00	3/31/2004
3.65:1.00	6/30/2004
3.45:1.00	9/30/2004
3.20:1.00	3/31/2005
3.05:1.00	6/30/2005
2.90:1.00	9/30/2005
2.85:1.00	12/31/2005
2.80:1.00	6/30/2006 and on the last day of each fiscal quarter thereafter through Maturity Date

(ii) Borrower will not, at any time during any period specified below, other than the last day of any fiscal quarter, permit (A) the ratio of Consolidated Total Debt at such time to (B) Consolidated EBITDA for the period of four consecutive fiscal quarters of Borrower then most recently ended, to be greater than the amount set forth opposite such period:

Ratio	Period
5.25:1.00	from the Effective Date through 3/30/2004
4.40:1.00	from 3/31/2004 through 6/29/2004
3.90:1.00	from 6/30/2004 through 9/29/2004
3.70:1.00	from 9/30/2004 through 3/30/2005
3.45:1.00	from 3/31/2005 through 6/29/2005
3.30:1.00	from 6/30/2005 through 9/29/2005
3.15:1.00	from 9/30/2005 through 12/30/2005
3.10:1.00	from 12/31/2005 through 6/29/2006
3.05:1.00	from 6/30/2006 through Maturity Date

“Consolidated EBITDA” shall mean on a rolling four quarter basis: consolidated net income, plus to the extent deducted in the calculation thereof, (i) consolidated interest expense, (ii) depreciation and amortization, (iii) income taxes and (iv) noncash expenses resulting from a change in accounting principles relating to stock options. Consolidated net income shall not include extraordinary gains (and there shall be excluded extraordinary scheduled expenses

[1]	Borrower agrees to provide certification of compliance in accordance with subsection 2.5, notwithstanding that this Restated Credit Agreement is executed after that date.

not to exceed $1,500,000 arising from the sale of its Riverside, California facility and the consolidation of those operations with its Adelanto, California, facility and incurred within twelve (12) months of the date of the sale of the Riverside, California, facility ), gains resulting from the sale or other disposition of capital assets (other than gains on sales related to sale-leaseback of equipment or sales of assets in the ordinary course of business), undistributed earnings of non-Subsidiary investments or undistributed earnings of non U.S.-Subsidiaries, gains arising from changes in accounting principles, gains arising from the write-up of assets (except in the normal course of business related to accounting reconciliation), any earnings of a person acquired by Borrower or any Subsidiary prior to the date such acquisition occurs and any gains resulting from the retirement or extinguishment of Debt. “Subsidiary” shall mean any entity consolidated with Borrower in accordance with GAAP in which Borrower and/or another subsidiary holds at least eighty percent (80%) of the voting and economic interests. To the extent deducted therefrom, EBITDA for the quarter ended 12/31/03 shall not include expenses of up to $500,000 related to a fatal accident in Texas and $400,000 related to employee severance expense in the aggregate. To the extent deducted therefrom, EBITDA for the quarter ended 3/31/04 shall not include up to $200,000 of employee severance expense in the aggregate.

“Consolidated Total Debt” shall mean all Debt of Borrower and Subsidiaries as of the date of determination exclusive of Debt of Subsidiaries owed to Borrower or other Subsidiaries. “Debt” shall mean: (i) any indebtedness for borrowed money (including commercial paper and revolving credit line borrowings), or which is evidenced by bonds, debentures or notes, or otherwise representing the deferred purchase price of property or extensions of credit, whether or not representing obligations for borrowed money (other than trade, payroll and taxes payable), (ii) debt of a third party secured by liens on the assets of Borrower or a Subsidiary, (iii) capitalized lease obligations, (iv) guaranties, (v) obligations with respect to swaps, letters of credit if drawn and similar obligations, (vi) mandatorily redeemable preferred stock or its equivalents, and (vii) letters of credit in excess of IRB obligations..

(c) Consolidated Fixed Charge Coverage Test: Borrower shall not, at any time, permit the Consolidated Fixed Charge Coverage Ratio of Adjusted EBITDAR (Consolidated EBITDA as defined above plus rental expense for the most recently completed quarter preceding the date of determination multiplied by 4) divided by “A”+”B”, where “A” equals [interest expense plus current maturities of long term debt plus current maturities of capital leases calculated for the four fiscal quarters immediately preceding the date of determination], and “B” equals [operating lease and other rent payments calculated for the most recently completed quarter preceding the date of determination, multiplied by 4]. Such ratio may not be less than:

Ratio	Date
0.75:1.00	12/31/2003[2]
0.85:1.00	3/31/2004
0.95:1.00	6/30/2004
1.00:1.00	9/30/2004
1.20:1.00	3/31/2005
1.25:1.00	9/30/2005
1.35:1.00	3/31/2006
1.35:1.00	6/30/2006
1.50:1.00	9/30/2006 and at the end of each fiscal quarter through Maturity Date

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property.

SECTION 4.11 BORROWING BASE CERTIFICATES. Not later than twenty (20) days after the end of each calendar month, Borrower shall supply to Bank a borrowing base certificate (“Borrowing Certificate”) covering the prior calendar month in form and substance acceptable to Bank (and other documentation as Bank may require), reflecting, as at the end of the applicable month, eligible collateral, ineligibles, monthly account receivable and account payable agings that tie to Borrower’s general ledger, which shall include, but not be limited to, (a), an inventory collateral report, (b) an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, (c) an updated balance sheet prepared in accordance with GAAP reflecting current PPE and identifying changes to PPE from the prior month, (e) a certification that Borrower has been, at all times, in full compliance with the borrowing base standards set forth in Section 1.1(f), and (f) immediately upon each request from Bank, a list of the names and addresses of all Borrower’s account debtors.

[2]	Borrower agrees to provide certification of compliance in accordance with subsection 2.5, notwithstanding that this Restated Credit Agreement is executed after that date.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that as long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents or Intercreditor Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not cause or permit any Subsidiary to, without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, capital leases, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower set forth in the Certificate to be delivered pursuant to Section 3.1(b)(viii), (c) liabilities to the Prudential Note Holders and the 1997-98 Note Holders, (d) additional purchase money indebtedness of Borrower and its Subsidiaries, not to exceed $2,500,000 per calendar year in the aggregate principal amount for purchase money financing and $7,500,000 in the aggregate principal amount for all such additional purchase money indebtedness of Borrower and its Subsidiaries, provided that such additional purchase money indebtedness of Borrower and its Subsidiaries shall be secured solely by equipment and/or real estate so purchased, (e) additional loans to effect purchases of equipment under options to purchase contained in current operating leases or future operating leases provided that the terms and conditions of such additional loans are approved in advance by Bank in its reasonable discretion; and (f) any renewal, refinancing, refunding or replacement (collectively, “Refinancing”) of the indebtedness or liabilities in items (b) through (e) provided that the Refinancing does not increase the principal balance of the refinanced indebtedness or liability or contain different terms that are materially adverse to Borrower or Borrower’s financial condition or to Bank’s rights in the collateral under the Security Agreement.

SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Borrower and its Subsidiaries will not, at any time, merge or consolidate with another person or entity or sell, lease to other than a Subsidiary, transfer or otherwise dispose of (collectively, “Transfer”) assets (other than sales of inventory in the ordinary course of business), except that:

(a) any Subsidiary may consolidate or merge with Borrower (with Borrower surviving), another Domestic Subsidiary, or any third party to effect a permitted acquisition under Section 5.6 provided that the continuing or surviving person following such consolidation or merger is a Subsidiary,

(b) any Subsidiary may Transfer its assets to Borrower or any other Domestic Subsidiary of Borrower,

(c) Borrower may merge or consolidate if (i) it will be the continuing or surviving corporation and (ii) no default or Event of Default has occurred and is continuing or would result from such event, and

(d) Borrower or any Subsidiary may sell assets (valued at higher of book or fair market value) of up to ten percent (10%) total assets per fiscal year and twenty percent (20%) total assets over the life of this financing.

Prior to engaging in any of the Transfers that are authorized in this Section 5.3, Borrower shall supply Bank with copies of all relevant Transfer documents at least five (5) business days prior to the proposed Transfer. Additionally, after the Transfer, Borrower shall supply to Bank certified copies of all executed documents of Transfer.

SECTION 5.4. GUARANTIES. Except as permitted above, Borrower agrees not to guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor to pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing on behalf of a Domestic Subsidiary, if Borrower would have otherwise been permitted hereunder to be directly obligated for such obligation, (b) any of the foregoing in favor of Bank, the Prudential Note Holders and/or the 1997-98 Note Holders, as contemplated hereunder, or (c) any of the foregoing in connection with the obligations permitted under Section 5.2.

SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Borrower and its Subsidiaries will not at any time make or permit to remain outstanding any capital contributions, loans, advances or investments except the following (“Permitted Investments”):

(a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America, provided that such obligations mature within one (1) year from the date acquired;

(b) certificates of deposit maturing within one (1) year from the date acquired and issued by a bank or trust company organized under the laws of the United States or any of its states, rated AA/Aa2 or better by Standard and Poor’s or Moody’s, and having capital, surplus and undivided profits aggregating at least $750,000,000;

(c) commercial paper rated A1/P1 by Standard and Poor’s or Moody’s and maturing not more than two hundred and seventy (270) days from the date acquired;

(d) loans and advances: (i) from Borrower to its Subsidiaries or (ii) between Subsidiaries;

(e) travel and other business advances to officers and employees of Borrower or any Subsidiary in the ordinary course of business in aggregate amount of $500,000;

(f) other loans, advances and investments not to exceed $5,000,000 in aggregate; or

(g) capital contributions, loans, advances or investments to effect permitted loans and Refinancings under Section 5.2 and/or permitted acquisitions under Section 5.6.

SECTION 5.6. PERMITTED ACQUISITIONS. Borrower agrees not to acquire any business (whether by merger, acquisition of all or substantially all of the assets of any other entity, investment, or otherwise) without Bank’s prior review and consent if the total of all such acquisitions in any fiscal year exceeds ten percent (10%) of Consolidated Tangible Net Worth as of the end of the prior fiscal year. For purposes of the ten percent (10%) limitation above, acquisitions shall be valued at the fair market value of all consideration given, including without limitation, cash, notes, assumption of debt and stock. All acquisitions otherwise permitted hereunder shall be approved by the board of directors of the entity owning the business to be acquired or otherwise not considered “hostile” by Bank.

SECTION 5.7. PLEDGE OF ASSETS. Borrower and its Subsidiaries will not at any time incur, create or suffer to exist any lien on any of its properties or assets, except the following (“Permitted Liens”):

(a) liens for taxes, assessments or other governmental levies or charges not yet due or which are subject to a good faith contest;

(b) statutory liens of landlords and liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business that do not secure debt and are for sums not yet due or subject to a good faith contest;

(c) liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower;

(d) liens (other than any lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business such as workers’ compensation liens or statutory liens; provided, however, that such liens were not incurred or made in connection with the borrowing of money, or the obtaining of advances or credit;

(e) minor survey exceptions or minor encumbrances, easements or reservations and related liens that are necessary for the conduct of the operations of Borrower and its Subsidiaries;

(f) liens in connection with capitalized lease obligations (limited to the property subject to such leases) as scheduled and not to exceed $5,000,000 on the Effective Date;

(g) liens in favor of Bank as Collateral Agent under the Intercreditor Loan Documents;

(h) deposits or pledges under worker’s compensation or other insurance; and

(i) liens created pursuant to (i) Section 5.2(b), to the extent the liens are specifically detailed (with copies of lien filings attached) in the Certificate to be delivered pursuant to Section 3.1(b)(viii); (ii) Section 5.2(d); (iii) Section 5.2(e) or (iv) 5.2(f).

SECTION 5.8 CAPITAL EXPENDITURES. Borrower shall not and will not permit any of its Subsidiaries to, cause or permit the aggregate amount of capital expenditures of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (excluding (i) any capital expenditures directly related to the consolidation of a Borrower facility into another Borrower facility; provided that in no event, shall such exclusion of capital expenditures exceed $3,000,000 and (ii) internal personnel and related expenses of Borrower that relate to specific Borrower projects and that are permitted to be and are capitalized in accordance with GAAP) to exceed (x) $6,500,000 for the fiscal year ended December 31, 2004, and (y) $8,500,000 for each fiscal year thereafter.

SECTION 5.9 LEASE EXPENDITURES. Borrower shall not, and shall not cause or permit any Subsidiary to, without Bank’s prior written consent, incur any new operating lease expense in any fiscal year in excess of an aggregate of $1,000,000, except for a lease in the approximate amount of $2,400,000 for a pipe mill in Houston, Texas.

SECTION 5.10 AFFILIATES. Borrower and its Subsidiaries will not at any time enter into or consummate any transactions with affiliates or shareholders on terms less favorable to Borrower or such Subsidiary than could be obtained on an arm’s-length basis.

SECTION 5.11 SALE. Borrower and its Subsidiaries will not sell or otherwise dispose of, or part with control of, any debt or shares of stock of any Subsidiary, except to Borrower or a wholly-owned Subsidiary.

SECTION 5.12 DIVIDENDS, DISTRIBUTIONS. Except as permitted above, Borrower agrees not to declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding; nor to redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding without the prior approval of Bank, which Bank may withhold in its sole discretion.

SECTION 5.13. AMENDMENTS.

(a) Borrower shall not, without the prior written consent of Bank, amend or otherwise modify the payment terms or other terms of any operating or capital lease, including, without limitation, the Master Lease Agreement and the Cross Collateral and Cross Default Agreement from Borrower in favor of General Electric Credit Corporation (“GECC”); (collectively, the “Leases”), without the prior written consent of Bank. For purposes of this Section 5.13, adding or replacing equipment on an existing Lease shall be considered an amendment or modification prohibited by this Section 5.13. Borrower shall not exercise any renewal or purchase option under any Lease without Bank’s written consent, which shall not be unreasonably withheld. Borrower agrees that it will not perform any repairs or make any improvements on any leased equipment that are not required by the applicable Lease without Bank’s written consent. To the extent Borrower has not previously done so, Borrower shall send a proper notice to each lessor of each Lease indicating a change of address for notices to be delivered to Borrower under such Lease such that Bank receives a copy of such notices at Wells Fargo Bank, National Association, Portland RCBO, 1300 SW Fifth Avenue, P.O. Box 3131, MAC P6101-133, Portland, OR 97208-3131, Attn: James R. Bednark (although if the Lessor rejects the request or fails to comply, Borrower shall not be in default solely by virtue thereof).

(b) Any provision hereof or of any of the other Loan Documents may be amended, modified, waived or released and any Event of Default and its consequences may be rescinded and annulled upon the written consent of the Bank; any provision of 1997-98 Note Purchase Agreements may be amended, modified, waived or released and any event of default thereunder and its consequences may be rescinded and annulled upon the written consent of that percentage of the 1997-98 Note Holders that are required to provide such consent; and any provision of the Prudential Note Purchase Agreement may be amended, modified, waived or released and any event of default and its consequences may be rescinded and annulled upon the written consent of that percentage of the Prudential Note Holders that are required to provide such consent; provided, however, that except as permitted in the Intercreditor Agreement and the Intercreditor Loan Documents, without the consent of Bank, the 1997-98 Note Holders and the Prudential Note Holders (each a “Lender” and collectively, the “Lenders”) no such amendment, modification or waiver shall, without the Bank’s prior written consent, (i) increase the principal amount by more than ten percent (10%) of any Lender’s lending commitment as set forth in the Bank Commitment, the Prudential Commitment and in the 1997-98 Note Purchase Agreements, (ii) increase the interest rates or fees applicable to or shorten or extend the maturity of, any obligation owed to such Lender, (iii) release any substantial (in value) part of the collateral security afforded by the Intercreditor Loan Documents (except in connection with a sale or other disposition required to be effected by the provisions of the Intercreditor Loan Documents) or (iv) change the number of Lenders required to take any action under the Intercreditor Loan Documents.

(c) If, at any time, any Principal Lending Agreement shall include any covenant, undertaking, restriction or other provision (or any thereof shall be amended or otherwise modified) that is not contained in this Restated Credit Agreement or would be more beneficial to Bank than any analogous covenant, undertaking, restriction or provision contained in this Restated Credit Agreement (any such covenant, undertaking, restriction or provision, an “Additional Covenant”), then Borrower shall provide a Most Favored Lender Notice to Bank. Thereupon, unless waived in writing by Bank within five (5) days of receipt of such notice by Bank, such Additional Covenant shall be deemed automatically incorporated by reference into this Restated Credit Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any person, effective as of the date when such Additional Covenant became effective under such Principal Lending Agreement. Thereafter, upon the request of Bank, Borrower shall enter into any additional agreement or amendment to this Restated Credit Agreement reasonably requested by Bank evidencing any of the foregoing. Any Additional Covenant incorporated into this Agreement pursuant to this Section 5.13(c) shall remain unchanged herein notwithstanding any subsequent waiver, amendment or other modification of such Additional Covenant (unless any such waiver, amendment or modification adds another Additional Covenant) under the applicable Principal Lending Agreement. For the purpose of this Section, (i) “Principal Lending Agreement” means (A) the Prudential Note Agreement and/or the 1997-98 Note Purchase Agreements and any renewal, refinancing, refunding or replacement thereof, and (B) any other financing agreement with any lender that becomes a party to the Intercreditor Agreement; and (ii) “Most Favored Lender Notice” means a written notice from Borrower to Bank delivered promptly, and in any event within ten (10) business days after the inclusion of any Additional Covenant in any Principal Lending Agreement (including by way of amendment or other modification of any exiting provision thereof), pursuant to the terms of this Section, by an authorized officer of Borrower in reasonable detail, including reference to this Section, a verbatim statement of such Additional Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Restated Credit Agreement:

(a) Borrower shall fail to pay any principal when due, or any interest, fees or other amounts payable under any of the Loan Documents or Intercreditor Loan Documents within five (5) calendar days from the applicable due date.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Restated Credit Agreement or any other Loan Document or Intercreditor Loan Document shall prove to be incorrect, false or misleading when furnished or made and which could reasonably be anticipated to have a material adverse effect on the operations, business or condition (including financial condition) of Borrower and Subsidiaries, taken as a whole.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above) or in any Intercreditor Loan Document, and with respect to any such default other than a breach of Sections 4.9 or 4.11 or of any Section of Article V, such default shall continue for a period of thirty (30) days after the date Borrower first knew (or using reasonable due diligence, should have known) of its occurrence.

(d) (i) any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents or the Intercreditor Loan Documents) pursuant to which Borrower or any Subsidiary has incurred any debt to Bank, PIM, Prudential, the 1997-98 Note Holders or their successors and assigns and if such debt or liability in the aggregate amount exceeds $1,000,000 and such default continues beyond any applicable grace period; or

(ii) any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents or the Intercreditor Loan Documents) pursuant to which Borrower or any Subsidiary has incurred any debt to any person or entity, other than Bank, PIM, Prudential and/or the 1997-98 Note Holders or their successors and assigns, and if such debt in the aggregate amount exceeds $1,000,000 and such default continues beyond any applicable grace period and if (A) the holder of such debt has the right to accelerate the same by reason of such default, or (B) such debt is or has been declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity date.

(e) Except for a judgment entered approving the settlement of the Poz-Lok class action litigation, the material terms of which are set forth in the attached Schedule 6.1(e), the filing of a notice of judgment lien against Borrower or any Subsidiary; or the recording of any abstract of judgment against Borrower or any Subsidiary in any county in which Borrower or such Subsidiary has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary or the entry of a judgment against Borrower or any Subsidiary; and with respect to any of the foregoing, the amount thereof exceeds $1,000,000 (to the extent not fully insured by an insurance carrier rated “A” or better by A.M. Best Co. that has expressly acknowledged coverage thereof) and the proceeding is not dismissed or vacated within thirty (30) days after its occurrence.

(f) Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any or a material portion of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary (and, if filed against Borrower or a Subsidiary, the proceeding is not dismissed within ninety (90) days after such filing), or Borrower or any such Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any such Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any such Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) The dissolution or liquidation of Borrower or any Subsidiary; or Borrower or any such Subsidiary, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Subsidiary, except as otherwise permitted in this Restated Credit Agreement.

(h) Any event of default by Borrower under the Intercreditor Loan Documents.

(i) Any failure of the representations and warranties contained in the original Credit Agreement and/or in the First through Eighth Amendments to have been true when made in any material respect.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without further notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents and the Intercreditor Loan Documents, or accorded by law, including without limitation, the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. Subject to the terms of the Intercreditor Agreement, any payments received from Borrower following an Event of Default shall be applied in the following order of priority: (i) first to payment of Bank’s costs and expenses (including attorney fees) incurred in connection with the collection of such payments, (ii) then to payment of interest on so much of the Line of Credit as is not secured by the Collateral (as defined in the Intercreditor Loan Documents), (iii) then to payment of principal on so much of the Line of Credit as is not secured by the Collateral, (iv) then to payment of interest on so much of the Line of Credit as is secured by the Collateral, and (v) then to payment of principal on so much of the Line of Credit as is secured by the Collateral; provided, however, in the event of liquidation of all or any portion of the Collateral upon an Event of Default, any payments received by Bank from such liquidation shall be applied (A) first to payment of Bank’s costs and expenses (including attorney fees) incurred in connection with the collection of such payments and (B) then to payment of indebtedness under the Line of Credit.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents or Intercreditor Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents or Intercreditor Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Restated Credit

Agreement must be in writing delivered to each party at the following address:

BORROWER:	NORTHWEST PIPE COMPANY
200 S.W. Market Street, Suite 1800
Portland, OR 97201
Attention: Chief Executive Officer
Facsimile No. (503) 240-6615

With a copy by regular mail to:

Ater Wynne LLP
222 SW Columbia, Suite 1800
Portland, OR 97201
Attention: Greg Struxness, Esq.
Facsimile No. (503) 226-0079

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Portland RCBO
1300 S.W. Fifth Avenue T-13
Portland OR 97201
Facsimile No. (503) 886-3210

With a copy by regular mail to:

Preston Gates & Ellis LLP
222 SW Columbia Street, Suite 1400
Portland, Oregon 97201
Attention: Randall B. Bateman, Esq.
Facsimile No. (503) 553-6206

or to such other address within the United States as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of the Bank Commitment, this Restated Credit Agreement, the other Loan Documents and the Intercreditor Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Bank Commitment, the Loan Documents or the Intercreditor Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents or Intercreditor Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any pother person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Restated Credit Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right, subject to Borrower’s prior written consent, not to be unreasonably withheld, to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents and/or Intercreditor Loan Documents. Notwithstanding the foregoing, Bank may sell participations, without Borrower’s consent, in all or any portion of the Line of Credit and the Loan Documents and/or Intercreditor Loan Documents, but such sales shall not entitle the participant(s) to any direct rights against Borrower under the terms of this Restated Credit Agreement or any of the other Loan Documents or Intercreditor Loan Documents. Any outright sale or assignment of Bank’s rights hereunder must be to a commercial bank organized under the laws of the United States or any state thereof, having a combined capital and surplus of at least $100,000,000. In connection with any assignment or participation hereunder, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or it business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder, subject to the terms of a confidentiality agreement customarily used by Bank in connection therewith.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Restated Credit Agreement, the other Loan Documents and the Intercreditor Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Restated Credit Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Restated Credit Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Restated Credit Agreement or any other of the Loan Documents or Intercreditor Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Restated Credit Agreement and each other of the Loan Documents and Intercreditor Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Restated Credit Agreement shall be found to be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Restated Credit Agreement.

SECTION 7.9. COUNTERPARTS. This Restated Credit Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Restated Credit Agreement.

SECTION 7.10. GOVERNING LAW. This Restated Credit Agreement shall be governed by and construed in accordance with the laws of the state of Oregon.

SECTION 7.11. WAIVER OF JURY TRIAL. BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THE LOAN EVIDENCED BY THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF BORROWER OR BANK. THIS WAIVER PROVISION IS A MATERIAL INDUCEMENT FOR BANK’S MAKING OF THE LOAN SECURED BY THE LOAN DOCUMENTS.

SECTION 7.12: RESIGNATION AS COLLATERAL AGENT. At any time that Bank has been fully and indefeasibly repaid in full and has no further commitments to make credit extensions to Borrower hereunder, then if requested by Borrower, Bank agrees that it will resign as Collateral Agent under the Intercreditor Agreement to the extent (a) not otherwise prohibited thereunder and (b) there are no unresolved claims among the parties to the Intercreditor Agreement that the Bank believes can be best resolved by Bank remaining as Collateral Agent until final resolution. This provision will survive termination of this Restated Credit Agreement.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE OF THE AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Restated Credit Agreement to be executed as of the day and year first written above.

NORTHWEST PIPE COMPANY, an Oregon corporation		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Brian W. Dunham	By:	/s/ James R. Bednark
	Brian W. Dunham		James R. Bednark, Senior Vice President
President and Chief Executive Officer